STRUCTURED INVESTMENTS Auto - Callable Yield Notes Auto - Callable Yield Notes provide investors the opportunity to earn contingent interest at an above - market rate if the underlying asset closes at or above a specific threshold level on periodic observation dates. The notes may potentially be early redeemed on an observation date, and otherwise may offer contingent downside protection when the notes are held to maturity. This example is for hypothetical purposes only and does not cover the complete range of possible payouts All payments are subject to the credit risk of the issuer (and the guarantor, if applicable) The example above is based on the hypothetical terms in order to illustrate how Auto - Callable Yield Notes might work. It does not reflect any actual terms or all of the terms that will be specified in the offering documents for an offering, and it does not cover all possible scenarios. See “Selected Risk Considerations” below. Hypothetical Terms Maturity 1.5 Years Principal Barrier 70% of initial Coupon Barrier 70% of initial Coupon 8% per annum Call Hurdle 100% of initial Observations Quarterly after 6 months Hypothetical Scenarios on Observation Dates Scenario Description Outcome Underlying is above both Coupon Barrier and Call Hurdle Coupon paid, note early redeemed Underlying is above Coupon Barrier but below Call Hurdle Coupon paid, note not early redeemed Underlying is below both Coupon Barrier and Call Hurdle No coupon paid, note not early redeemed Hypothetical Scenarios at Maturity Scenario Description Outcome Underlying is above both Coupon and Principal Barrier Coupon paid, note redeemed for par Underlying below Coupon Threshold, above Principal Barrier No coupon paid, note redeemed for par Underlying is below both Coupon and Principal Barrier No coupon paid, 1 - for - 1 loss of principal Free Writing Prospectus Registration Statement Nos. 333 - 221595; 333 - 221595 - 01 Dated September 15, 2020 Filed pursuant to Rule 433 linked to the value of the underlier at any time other than the valuation date(s). • Investing in the Auto - Callable Yield Notes is not equivalent to investing in the underlier. • Adjustments to the underlier could adversely affect the value of the Auto - Callable Yield Notes. • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the Auto - Callable Yield Notes. • Hedging and trading activity by the issuer's affiliates could potentially adversely affect the value of the Auto - Callable Yield Notes . • The estimated value of the securities is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price. About Auto - Callable Yield Notes Auto - Callable Yield Notes will pay a contingent coupon if the closing value of the underlying asset is at or above the Coupon Barrier on a periodic observation date. If the closing value of the underlying asset is less than the Coupon Barrier on an observation date, no coupon will be paid for that period. The notes will automatically be redeemed early if the closing value of the underlying asset is greater than or equal to the Call Hurdle on an observation date, for an amount equal to par plus a coupon payment for that period. At maturity, if the notes have not yet been early redeemed and the final underlying value is greater than or equal to the Coupon Barrier, the notes will redeem for par plus a final coupon payment. If the final underlying value is between the Principal Barrier and Coupon Barrier, the notes will redeem for par and no coupon will be paid. If the final underlying value is less than the Principal Barrier, the notes will redeem with 1 - to - 1 loss proportionate to the decline in the underlying. This payment is less the stated principal amount and could be zero. Investor Profile Auto - Callable Yield Notes may be appropriate for investors who seek the opportunity to earn interest at a potentially above market rate, and are willing to risk their principal and guarantee of interest payments in order to do so. Investors will not participate in any appreciation of underlying assets. An investment in Structured Investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice. Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results. Any estimates and projections (including in tabular form) given in this communication are intended to be forward - looking statements. Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward - looking statements speak only as of the date of this communication. Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. © 2020 Morgan Stanley 9/2020 Selected Risk Considerations: The following is a non - exhaustive list of selected risk considerations for investors in Auto - Callable Yield Notes. For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in Auto - Callable Yield Notes. • Auto - Callable Yield Notes do not pay interest and provide a minimum payment at maturity of only a portion of your principal. • The market price of the Auto - Callable Yield Notes will be influenced by many unpredictable factors. • Auto - Callable Yield Notes are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Auto - Callable Yield Notes. • The amount payable on the Auto - Callable Yield Notes is not Important Information and Qualifications: The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of the Morgan Stanley Research Department. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm.